Exhibit 14.1

Aspen Insurance Holdings Limited
Code of Business Conduct & Ethics

A Letter From the CEO

At Aspen, our conduct as individuals and as an organization matters. Aspen is committed to conducting business ethically, with integrity, and in full compliance with applicable laws in the jurisdictions where we operate. Aspen’s Code of Business Conduct & Ethics (this “Code of Conduct”) reflects this commitment and our reputation and continued success depends on your support.

We must continue to cultivate a company culture that attracts and inspires the very best. We must always comply with the spirit and the letter of the laws, regulations and policies that govern our activities and take appropriate action if something needs to be corrected. Often, the right course of action will be apparent to you; if not, this Code of Conduct can serve as a compass and guide you in making the right choices.Every Aspen employee, director and officer, regardless of location or position, has an obligation to read and comply with this Code of Conduct without exception. If you have any questions, I encourage you to speak immediately with your line manager, the Group General Counsel or the Group and UK Compliance Director.

The Code of Conduct is a living document and the example you set day to day brings it to life. Thank you for your ongoing commitment to the values that define our success.

Yours sincerely,

Chris O’Kane
Chief Executive Officer

CONTENTS
3
Introduction	3
Scope	4
Compliance	4
Policies	4
Integrity	4
Compliance with laws, rules, regulations, this code of conduct and Aspen policies	5
Whistleblowing	5
Conflict of interest	5
Prohibition against insider trading	6
Protection and proper use of corporate assets	6
Confidential information	7
Data Privacy	7
Fair dealing	8
Integrity of records, accounting procedures and document retention	8
Competition laws	9
Anti-money laundering, counter terrorist financing and economic sanction	10
Entertainment, gifts and payments	11
Political contributions and involvement in political activity	11
Social media	11
Waivers and amendments	11

INTRODUCTION
Aspen Insurance Holdings Limited and its subsidiaries (“Aspen”) are committed to integrity in the conduct of their business and require that all Employees (as defined below) act lawfully, honestly, ethically and in the best interests of Aspen while performing duties on behalf of Aspen. To help implement Aspen’s commitment to integrity in the conduct of its business, Aspen has adopted this Code of Conduct.

This Code of Conduct does not seek to cover every law, rule, regulation and Aspen policy in full detail. Instead, it offers Employees guidance in areas of potential risk and outlines the behaviors and conduct expected of Employees while working on behalf of Aspen. If Employees are not certain how to proceed, the decision chart below can help ensure that ethical conclusions are reached that are consistent with Aspen’s commitment to integrity.

Is the action legal?
No
Do not proceed
Yes
Is the action ethical – fair and honest in every respect?
No
Do not proceed
Yes
Is the action consistent with the Code and all relevant Aspen policies and regulations?
No
Do not proceed
Yes
Could the action reflect badly on Aspen or its partners?
No
Would I be embarrassed for my family, colleagues, or clients to know about the action?
Yes
Do not proceed
Yes
Do not proceed
No
Do I have all the information I need to make a sound decision?
Yes
PROCEED WITH CONFIDENCE
No
SEEK ADDITIONAL GUIDANCE BEFORE PROCEEDING

SCOPE
This Code of Conduct applies to all directors, officers and employees of Aspen (collectively, “Employees”). In addition, Aspen’s representatives, agents and consultants represent Aspen to the public and they are expected to adhere to this Code of Conduct and any applicable contractual provisions when working on behalf of Aspen.

COMPLIANCE
Compliance with this Code of Conduct, together with any additional requirements applicable to any subsidiary, branch or other local operation of Aspen under applicable laws, is mandatory. Failure to comply with this Code of Conduct or other Aspen policies, some of which are described in this Code of Conduct, may be grounds for disciplinary action including, but not limited to the following: warnings, reprimands, probation, demotion, temporary suspension, reimbursement of Aspen’s losses or damages, summary dismissal or any other actions as appropriate. It is therefore crucial that each Employee read and understand the information presented in this Code of Conduct. It is the obligation of each Employee to become familiar with the goals and policies of Aspen and to integrate them into every aspect of Aspen's business. As part of that obligation, Aspen may require from time to time that Employees certify as to the following:

•	that they have reviewed, understood and agreed to comply with the contents of this Code of Conduct;

•	that they may confidentially and/or anonymously report any concerns regarding the Code of Conduct;

•	that they understand that they are expected to report any existing or potential violation of any law, regulation or the Code of Conduct; and

•	that to the best of their knowledge, they have not violated any provisions of the Code of Conduct.

In the event a law, rule or regulation conflicts with this Code of Conduct, Employees must comply with the local law, rule or regulation and report such conflicts to their local Head of Compliance.

POLICIES

While not part of this Code of Conduct, Aspen’s other policies and standards of conduct, some of which are referenced in the Code of Conduct, are developed to support and reinforce the principles set forth in this Code of Conduct. These various policies can be accessed via hyperlinks in this Code of Conduct or electronically through the Policy Tree.

INTEGRITY
Aspen is committed to uncompromising integrity in all it does.

Aspen’s commitment to integrity is a key feature of its business. All Employees are expected to carry out their responsibilities and dealings in a lawful and ethical manner. This Code of Conduct provides guidance and rules to explain many of the issues surrounding such requirements and everyone working at Aspen is expected to comply with the detail and the spirit of this Code of Conduct. Ethical conduct is not always clear cut. This Code of Conduct cannot cover every situation that may occur but identifies many of the issues that may arise and seeks to explain how those issues should be handled. Employees should consult with managers, supervisors, or other appropriate personnel when in doubt about the best course of action.

To cultivate a culture of honesty, accountability and transparency, Employees are expected to adhere to this Code of Conduct, which includes the following behaviors:

•	avoiding situations where personal interests are, or appear to be, in conflict with Aspen’s interests;

•	protecting and properly using Aspen’s assets, including preserving the confidentiality of non-public information and not acting on such information for personal benefit;

•	dealing fairly and honestly with all insureds, brokers, suppliers, competitors, and colleagues;

•	conducting relationships with public officials and political candidates in compliance with all applicable laws, rules and regulations; and

•	being honest, accurate, and fair in all reports, records, and communications.

COMPLIANCE WITH LAWS, RULES, REGULATIONS, THIS CODE OF CONDUCT AND ASPEN POLICIES
Aspen intends to conduct its business lawfully in every respect.

Employees are required to comply with all applicable laws, rules, regulations, this Code of Conduct and Aspen policies. Employees are not expected to know the details of every law but are expected to know enough to determine when to seek assistance from supervisors, managers or other appropriate personnel. Compliance with laws, rules, regulations, this Code of Conduct and Aspen policies includes, but is not limited to, compliance with any insurance company laws and regulations, securities laws, antitrust laws, foreign corrupt practices laws, anti-discrimination laws, anti-harassment laws, privacy laws and Aspen’s standard policies and procedures (including those referenced in this Code of Conduct), applicable Employee handbook and as otherwise may be adopted by Aspen from time to time.

If an Employee knows or suspects a violation of applicable laws, rules, regulations, this Code of Conduct or Aspen policies, whether unintentional or deliberate, he or she must immediately report that information to Aspen’s Group General Counsel or Group and UK Compliance Director.

WHISTLEBLOWING
Employees are strongly encouraged to report any wrongdoing or suspicions of wrongdoing, including fraud, by Aspen or its Employees that falls short of its business principles.

 Aspen takes concerns seriously and investigates all reports of actual or suspected misconduct promptly and thoroughly. Aspen maintains a separate Group Whistleblowing Policy which describes the procedures that govern the process by which Employees may openly, confidentially or anonymously report potential violations of, or concerns relating to, any law, regulation or Aspen policy. These procedures also provide a mechanism for responding to, and retaining records of, any reports from Employees regarding such potential violations or concerns, and prohibit retaliation against individuals raising such potential violations or concerns made in good faith. A good faith report is one that is accurate, complete and believed to be truthful. An Employee who suspects illegal or unethical conduct at Aspen need not be correct in order to report it. All Employees are required to read, understand and adhere to the Group Whistleblowing Policy.

Any violations or potential violations of law, regulation or Aspen policy may be reported by phone to the Group and UK Compliance Director, Group Head of Internal Audit, or the Group Audit Committee Chair, e-mail at whistleblowing@aspen-re.com, or anonymously through Aspen’s Intranet. Requests for confidentiality will be respected to the extent permitted by law.

CONFLICT OF INTEREST
The activities of Employees must be lawful and not conflict with Aspen or their duties to Aspen.

Conflicts of interest arise in circumstances where a person or entity in a position of trust has competing professional or personal interests. Such competing interests can make it difficult for the individual or entity to perform its duties impartially. Any situation that creates, or appears to create, a conflict of interest must be avoided. For example, conflicts of interest occur where:

•	the interests of Aspen (including its Employees or any person directly or indirectly linked to them) conflict with a client of Aspen;

•	the interests of a client of Aspen conflict with those of another Aspen client;

•	the interests of an Employee conflict with Aspen; or

•
the interests of an Employee give that individual an incentive to act in a manner which is inconsistent with such Employee’s obligations to Aspen, including the potential for a member of his or her family to receive an improper benefit.

For example, a conflict of interest can arise when an Employee takes actions or has interests that may make it difficult to perform his or her work at Aspen objectively and effectively. Such a conflict may arise if an Employee (or a person connected to such Employee) receives improper benefits as a result of the Employee's position at Aspen, accepts an appointment at a competitor firm or receives gifts or benefits which may influence Aspen's business decisions.

Aspen maintains a separate Conflicts of Interest Policy that specifies that conflicts, and the appearance of conflicts, are prohibited if not disclosed to Aspen in accordance with such policy. If an activity may or will cause a conflict of interest which is inconsistent with such policy, Employees must refrain from such activity and consult the local Head of Compliance. All Employees are required to read, understand and adhere to the Conflicts of Interest Policy.

PROHIBITION AGAINST INSIDER TRADING
Insider trading and the sharing of material, non-public information is illegal and against Aspen’s Policy on Insider Trading and Misuse of Inside Information.

Trading in the stock or securities of a public company, such as Aspen, by an Employee or an immediate family member who is aware of material non-public information may constitute “insider trading” which is illegal and against the Group Policy on Insider Trading and Misuse of Inside Information. Information is material if a reasonable investor would consider such information important in a decision to buy, hold or sell Aspen securities. Information is non-public until it has been broadly disclosed to the marketplace (such as through a public filing with the U.S. Securities and Exchange Commission or the issuance of a press release) and the marketplace has had time to absorb the information.

The sharing of material, non-public information with any person (“tipping”), other than an Employee who needs to know the information to perform their duties, may also be illegal and is against the Group Policy on Insider Trading and Misuse of Inside Information. Questions about the propriety of any transaction in Aspen’s stock should be directed to Group Legal before undertaking the transaction. All Employees are required to read, understand and adhere to the Group Policy on Insider Trading and Misuse of Inside Information.

PROTECTION AND PROPER USE OF CORPORATE ASSETS
Employees are responsible for safeguarding Aspen’s assets, including physical assets, information and intellectual property rights.

Aspen’s assets must be used for legitimate business purposes only, other than for incidental personal use. Theft, carelessness and waste have a direct impact on Aspen’s profitability. Employees who discover misuse of Aspen’s assets should report such violation to a supervisor or manager.

No Employee shall take, sell, or give away Aspen’s property, regardless of its condition or value, without general or specific authorization from a supervisor or manager. In addition, no Employee shall have the right to receive or provide Aspen’s services or use Aspen’s equipment or facilities without authorization from a supervisor or manager.

Information Resources. Aspen’s information resources, such as e-mail and the internet, are to be used for business purposes only, other than for incidental personal use. Aspen reserves the right to inspect all electronic communications involving the use of Aspen’s equipment, software, systems, or other facilities within the confines of applicable local law. Employees should not have an expectation of privacy when using Aspen’s equipment, software, systems, or other facilities. The access of inappropriate or pornographic websites and sending inappropriate or pornographic emails is strictly prohibited. All Employees are required to read, understand and adhere to the Group IT Acceptable Use Policy.
Your Knowledge of Aspen. One of Aspen's most valuable assets is information about its business. Unless in the public domain, such information is regarded as confidential information. Employees are expected to guard such information and not make it available to others outside of Aspen.

Intellectual Property. Employees must respect and protect the intellectual property of Aspen and Aspen’s customers and business partners. Intellectual property includes trademarks, copyrights, domain names, patents, trade secrets, branding, logos and trade secrets. Employees must not copy or use Aspen’s protected intellectual property without appropriate approval or use third parties' intellectual property without their consent.

CONFIDENTIAL INFORMATION
Employees must comply with relevant laws regarding confidential information.

Confidential Information includes all non-public information – written, verbal or electronic - that might be of use to competitors or might be harmful to Aspen, its Employees or its customers if disclosed. Aspen’s services reach deep into the personal and business life of others who trust Aspen to protect their privacy. Violating that privacy may result in criminal charges and civil liability for Aspen and the Employee responsible.

Employees are expected to maintain the confidentiality of information entrusted to them by Aspen and customers, except when disclosure is specifically authorized or legally mandated. Employees are prohibited from using confidential information in ways that might be detrimental to the interests of Aspen, its Employees or its customers.

Aspen has a duty to its customers to safeguard the confidential information and data they share with Aspen (“Customer Confidential Information”). Employees must collect and process all Customer Confidential Information in accordance with the applicable privacy laws in each relevant jurisdiction. Customer Confidential Information should not be shared, other than with authorized persons who have a legitimate need to receive the Customer Confidential Information.

Employees are responsible for maintaining the confidentiality of information about Aspen and its Employees and Customer Confidential Information during their course of employment or service as a director or consultant and after any termination of employment or engagement or resignation from Aspen’s Board of Directors. Aspen may pursue legal remedies to prevent any former Employee and/or a subsequent employer from benefiting from confidential information about Aspen whose use is or may be detrimental to the interests of Aspen.

DATA PRIVACY
Providing appropriate treatment to personal data is vital to Aspen’s successful operations and reputation.

Aspen recognizes that the lawful and correct treatment of personal data, including Customer Confidential Information, is vital to its successful operations and to maintaining the confidence of its customers and Employees. In addition, the treatment of personal data is governed by various laws and regulations in the jurisdictions where Aspen operates. As detailed in the Group Data Privacy Policy, Employees may collect and hold personal data only if there is a lawful reason for doing so. In addition, personal data must be held and used in a secure environment until it is destroyed. Employees must not transfer personal data to third parties without undertaking steps to ensure that any such transfer is in accordance with applicable laws and regulations. Particular care must be taken if Customer Confidential Information is transferred across national borders. The particular rules surrounding the transfer of personal data will depend not only on the physical location of the Employee processing the data but also where the data is sent, the domicile of the company on whose behalf the processing is being carried out and the domicile of the person to whom the personal data refers. Any questions regarding data protection should be sent to the Group Data Protection Officer by email at DPO@aspen.co. All employees must complete our GDPR E-learning. All Employees are also required to read, understand and adhere to the Group Information Security Policy which provides guidance on how to maintain the security of all of Aspen’s data.

FAIR DEALING
Aspen bases its relationships with insureds, brokers, suppliers, competitors, and colleagues on honest, ethical practices complying with applicable laws.

Customers. Aspen’s dealings with its customers are essential to its success. When working with clients, Employees must ensure that the information provided is honest and accurate. Under no circumstances should Employees attempt to deceive Aspen’s clients or misrepresent to them any aspect of Aspen’s services. Employees must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Workplace Conduct. Aspen’s broad range of talents, experiences and backgrounds puts it in a unique position to meet its clients’ needs in creative and innovative ways. Employees have a responsibility to themselves, their colleagues and clients to conduct themselves professionally and respectfully at all times, never allowing personal biases to detract from the value of Aspen’s diverse workplace.

In an effort to maintain a diverse workplace where all individuals feel comfortable, safe and valued, Aspen does not permit unlawful discrimination in any of its operations. This means that Aspen only makes employment decisions based on qualifications and merit. Each Employee is entitled to be treated with dignity, fairness, and respect by others at Aspen. Aspen does not tolerate any discrimination or harassment of any kind, including derogatory comments or behavior based on characteristics of race, ethnic origin, religion, nationality, sexual orientation, disability, age or any other characteristic protected by law.

Aspen does not tolerate violence or threatening behavior of any kind. Employees are required to perform their duties free from the influence of any substance, including alcohol or illegal drugs, which would impair performance or negatively impact the performance of others. Unless part of an Aspen-sponsored social event or business-related event, consumption of alcohol on Aspen’s premises is prohibited. In such situations, Employees are expected to exercise good judgment and moderation. The possession, sale, use or distribution of illegal drugs in the workplace is not tolerated.

Health and Safety. Aspen is committed to to providing each Employee with a safe and healthy work environment. Each Employee likewise has a responsibility for maintaining a safe and healthy workplace by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions to a supervisor or manager.

Suppliers. Aspen does not tolerate slavery or human trafficking. Employees should ensure there is no slavery or human trafficking in Aspen’s business or supply chains when selecting or dealing with suppliers.

INTEGRITY OF RECORDS, ACCOUNTING PROCEDURES AND DOCUMENT RETENTION
A vital component of Aspen’s credibility is that it records and reports its results honestly, fully, accurately and on a timely basis complying with applicable laws, rules and regulations.

Aspen reports to a number of different stakeholders in a number of different jurisdictions. Such reports are governed by numerous laws, rules and regulations and it is crucial that Employees comply with these requirements. Books, accounts, financial statements, and records must reflect Aspen’s transactions in full, fair and accurate detail. In addition, Aspen’s books, records, and reports must conform to the appropriate systems of internal controls, disclosure controls, and other legal and regulatory requirements.

Aspen’s obligation to its investors, customers and the general public mandates a strong commitment to maintaining integrity and confidence in the markets for its securities. Aspen maintains a separate Group Disclosure Policy to ensure that Employees do not violate public disclosure requirements when communicating with investors, analysts or the press. All Employees must follow the Disclosure Policy, which is part of Aspen’s commitment to prohibit the selective disclosure of material non-public information relating to Aspen. Among other things, Aspen’s Disclosure Policy requires that the information disclosed in its filings with the U.S. Securities and Exchange Commission and other regulators and in other public communications must be full, fair, accurate, timely and understandable.

Examples of unacceptable practices include, but are not limited to, the following:

•	undisclosed or unrecorded funds or assets;

•	false or artificial entries made in any books or records for any reason and no employee, officer or director shall engage in any arrangement that results in such prohibited act;

•	non-disclosure of off balance sheet arrangements;

•	a payment approved or made with the intention or understanding that it is to be used for any purpose other than that described by the document supporting the payment; and

•	an Employee taking any action that fraudulently influences, coerces, manipulates, or misleads any independent public or certified accountant involved in an audit of Aspen.

Any Employee who has knowledge or a suspicion of a possible violation of any of the above provisions or any similar instances of non-compliance with this Code of Conduct or concerns regarding questionable accounting or auditing matters shall promptly report such matter in accordance with Aspen’s Whistleblowing Policy.

In addition, Employees must comply with applicable records and management information laws, regulations and internal policies which apply to the retention and disposition of information.

COMPETITION LAWS
Aspen advocates fair competition in global markets and does not condone anti-competitive practices or the sharing of competitively sensitive information.

Aspen is subject to competition laws - sometimes referred to as “antitrust” laws - which are designed to encourage free, fair and open competition. Employees are expected to comply with all laws and regulations that promote fair and open competition among companies and to read, understand and adhere to Aspen’s Group Competition Policy. Any activity that limits, reduces or eliminates such free competition could constitute unlawful anti-competitive conduct and must be avoided.

The consequences of breaching competition law can be significant. Criminal antitrust violations are punishable by large fines and incarceration. Civil antitrust violations could result in fines for Employees and Aspen as well as the disqualification of individuals from serving as directors of a company. Suspected problems should therefore be brought to the attention of the Group General Counsel without delay.

In general, antitrust and competition laws prohibit understandings, agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors or others to fix or control prices, rig bids or to allocate territories, markets or customers or abuse of a dominant position. Antitrust activities include, but are not limited to, understandings or agreements with a competitor or potential competitor that relate to the following:

•	price fixing or colluding as to other terms of sale;

•	allocation of markets, territories or potential insureds, reinsureds or other customers;;

•	sharing price or other competitive marketing information or trade secrets such as pricing policies, costs, identifiable customers and marketing strategies;

•	rigging bids (i.e. agreeing not to submit legitimate offers for new business); or

•	concerted actions with competitors such as refusing to do business with third parties (i.e. entering into group boycotts).

•
It does not matter whether these agreements are written and formally documented or merely come up as a topic of casual conversation during a trade association meeting. Even the appearance of an agreement can be a violation of competition laws. Competition laws vary by jurisdiction and what may be permissible in one jurisdiction may be illegal in others.

If a competitor attempts to discuss inappropriate topics with an Employee in any setting, stop the conversation immediately and make clear to anyone who may be listening that you will not participate. Any offer to provide competitively sensitive information, or receipt of competitively sensitive information, through improper means must be reported to Aspen’s Group General Counsel or Group and UK Compliance Director. Any Employee who becomes aware of improper practices being used by any other Employee should report such conduct in accordance with Aspen’s Whistleblowing Policy.

ANTI-MONEY LAUNDERING, COUNTER TERRORIST FINANCING, FINANCIAL CRIME AND ECONOMIC SANCTIONS
Aspen requires that Employees remain vigilant for potentially suspicious activity.

Aspen is committed to preventing money laundering and terrorist financing, and requires that Employees, complete our Financial Crime E Learning module and understand and adhere to relevant applicable laws and trade sanctions and Aspen's Anti-Money Laundering and Counter Terrorism Financing Policy. Employees must be vigilant in order to protect Aspen from being unknowingly swept into a money laundering transaction. Money laundering is a term used to describe the process of integrating proceeds from illegal activities into the legitimate financial system so that the proceeds appear to have originated from a legitimate source.

Employees must establish clients’ identities, monitor client activity and report suspicious or unusual activity consistent with applicable laws. Suspicious transactions include, but are not limited to, one that is inconsistent with a customer’s known legitimate business or activities, one involving unusual payment methods or one involving early termination with the proceeds directed to a third party. Any Employee who knowingly permits illegal conduct or ignores suspicious activity that indicates potential money laundering will be subject to discipline by Aspen but may also subject himself or herself and Aspen to criminal and civil penalties.

In addition, many of the countries in which Aspen transacts business have enacted prohibitions against financial transactions involving terrorist financing, designated countries, persons or entities. Terrorist financing includes the financing of terrorists, terrorist acts and terrorist organizations. As a result, it is essential that Employees know their customers and that thorough and frequent checks are made to ensure that transactions involving those customers are not restricted by applicable laws. If an Employee has any knowledge or suspicion regarding any such restricted transaction, the relevant details must be reported immediately to the local Head of Compliance and the transaction must be halted pending further investigation.

Aspen also maintains a Financial Crime Policy and Notification Procedure to provide details of those matters that would represent financial crime together with steps that should be taken upon identification. Any employee who suspects or identifies financial crime must make an immediate notification to their local Head of Compliance who is then responsible for coordinating any necessary investigation. All Employees are required to read, understand and adhere to this policy.

In order to ensure Aspen operates within all applicable sanctions regimes certain Employees are required to read, understand and adhere to Aspen’s separate Group Sanctions Policy.

ENTERTAINMENT, GIFTS AND PAYMENTS
Aspen is committed to procuring goods and services and selling its products and services on an impartial basis, free from outside influence.

Receiving or providing gifts, entertainment, loans or special favours that may influence, or give the appearance of influencing, Aspen’s business decisions is not allowed without prior approval. Additional care must be given in relation to gifts to and from public authorities and politically exposed persons, including government employees, agents, officials or representatives. Aspen maintains a separate Gifts and Hospitality Policy, which all Employees are required to read, understand and adhere to, which addresses principles and procedures for receiving and providing gifts, hospitality or other benefits in the course of association with Aspen and takes into account Aspen’s Anti-Bribery Policy and Foreign Corrupt Practices Act Policy.

POLITICAL CONTRIBUTIONS AND INVOLVEMENT IN POLITICAL ACTIVITY
Employees participation in the political arena must be conducted in accordance with the highest ethical standards.

Aspen respects and encourages individual involvement in the political process. However, Employees must not give the impression that any political views expressed are shared or supported by Aspen. Employees who wish to perform work for personal political activities must do so on their own time and may not use Aspen resources, including technologies or supplies, to draft or distribute political correspondence or support political campaigns. In all instances, it is imperative for Employees to seek proper guidance and obtain required approvals before engaging in government or political activities.
When dealing with public officials, Employees must avoid any activity that is, or is likely to be perceived as, illegal or unethical. The appearance of impropriety is as damaging to Aspen as an actual misdeed. Employees who interact with government officials as part of their role with Aspen must report these activities to the local Head of Compliance.

SOCIAL MEDIA
Employees must comply with Aspen’s Social Media Policy when they use social media for either commercial or personal use.

Many Employees use various forms of social media, such as LinkedIn, Facebook, Twitter and blogs. In any form, social media can have a significant impact - positive or negative - on the reputation of Aspen or the individual user. As a result, Aspen maintains a separate Group Social Media Policy which aims to provide guidance on best practice behaviour when using social media, either for commercial or personal use. As detailed in the Social Media Policy, Employees who engage in social media should not attribute personal opinions and beliefs to Aspen unless authorized to do so. Any questions regarding the use of social media should be directed to the Communications Team and/or Group Legal. All Employees are required to read, understand and adhere to the Group Social Media Policy.

WAIVERS AND AMENDMENTS
No Employee is exempt from any provision of this Code of Conduct regardless of position. However, in certain limited circumstances, a provision of this Code of Conduct may be waived by the Audit Committee or the Group General Counsel after careful review and consideration. Any waiver of this Code of Conduct for executive officers, financial officers, accounting officers or controllers, or directors may be made only by the Audit Committee. Any waiver applicable to such persons, including implicit waivers, must be promptly disclosed to shareholders in accordance with all laws and regulations.

Aspen maintains the right to amend or modify any provision of this Code of Conduct at any time consistent with stock exchange listing requirements.

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